EXHIBIT 11

                         NORTHWEST NATURAL GAS COMPANY

                Statement Re:  Computation of Per Share Earnings
                     (Thousands, except per share amounts)
                                  (Unaudited)


                                           12 Months Ended December 31
                                            --------------------------
                                              1993      1992      1991
                                              ----      ----      ----
Earnings Applicable to Common Stock         $34,159   $13,215   $11,784

    Preference Stock Dividends                  155       168       178
    Debenture Interest Less Taxes               572       598       675
                                            -------   -------   -------
Net Income Available for Fully-Diluted
 Common Stock                               $34,886   $13,981   $12,637
                                            =======   =======   =======

Average Common Shares Outstanding            13,074    11,909    11,698

    Stock Options                                24        25        32
    Convertible Preference Stock                108       116       123
    Convertible Debentures                      433       446       452
                                            -------    ------    ------
Fully-Diluted Common Shares                  13,639    12,496    12,305
                                            =======    ======    ======
Fully-Diluted Earnings Per Share
 of Common Stock                              $2.56     $1.12     $1.03
                                              =====     =====     =====











Note: Primary earnings per share are computed on a weighted daily average number of common shares outstanding each year. Outstanding stock options are common stock equivalents but are excluded from primary earnings per share computations due to immateriality.